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                                                                    EXHIBIT 23.8

                      CONSENT OF BEAR, STEARNS & CO. INC.

   Reference is made to the opinion letter, dated October 30, 2000 (the "Letter"), delivered by Bear, Stearns & Co. Inc. ("Bear Stearns") to the Special Committee (the "Special Committee") of the Board of Directors of Infinity Broadcasting Corporation, a Delaware corporation ("Infinity"), in which we advised the Special Committee that the Exchange Ratio is fair, from a financial point of view, to the Unaffiliated Class A Stockholders. Capitalized terms used herein and not defined have the respective meanings ascribed to such terms in the Letter.

   We hereby consent to (i) the inclusion of the Letter as Annex C to the information statement of Infinity (the "Information Statement") which forms a part of, and serves as the prospectus in connection with, the Registration Statement on Form S-4 filed by Viacom Inc., a Delaware corporation ("Viacom"), under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the pending merger of Infinity with and into a wholly owned Viacom subsidiary; and (ii) references to Bear Stearns included in the Information Statement found under the captions "SUMMARY--Fairness Opinions of Financial Advisors to Infinity's Special Committee," "THE MERGER--Background to the Merger," "THE MERGER--Recommendation of the Special Committee of Infinity's Board of Directors and Infinity's Board of Directors," "THE MERGER--Infinity's Reasons for the Merger--Special Committee" and "THE MERGER--Opinions of Financial Advisors to the Special Committee of Infinity's Board of Directors-- Opinion of Bear, Stearns & Co. Inc."

   In giving such consent, we do not admit that we are within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act and the rules and regulations promulgated thereunder.

                                        BEAR, STEARNS & CO. INC.

                                        By: /s/ Penn Wyrough
                                            -----------------------------------
                                           Name: Penn Wyrough
                                           Title:  Senior Managing Director
New York, NY
November 21, 2000